Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

DIVA ENTERTAINMENT, INC.

(a Delaware corporation)

(formerly QUASAR PROJECTS COMPANY)

DIVA ENTERTAINMENT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: The following resolutions have been unanimously adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation’s Certificate of Incorporation. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is IGIA, Inc.

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of all classes which the corporation is authorized to have outstanding is One Hundred and One Million (101,000,000) shares of which stock One Hundred Million (100,000,000) shares in the par value of $.001 each, amounting in the aggregate to One Hundred Thousand Dollars ($100,000) shall be common stock and of which One Million (1,000.000) shares in the par value of $.001 each, amounting in the aggregate to One Thousand Dollars ($1,000) shall be preferred stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Law of the State of Delaware.

IN WITNESS WHEREOF, DIVA ENTERTAINMENT, INC. has caused this certificate to be signed by its duly authorized officer, this 27th day of May, 2004

DIVA ENTERTAINMENT, INC.
A Delaware corporation

/s/ Peter C. Zachariou
Peter C. Zachariou, President